ONYX ACCEPTANCE OWNER TRUST 2001-A


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                     FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-51636
                       Onyx Acceptance Owner Trust 2001-A
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                      (Issuer with respect to Certificates)
                      Onyx Acceptance Financial Corporation
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             (Exact name of registrant as specified in its charter)
               27051 Towne Centre Drive, Foothill Ranch, Ca. 92610
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       Onyx Acceptance Owner Trust 2001-A
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                     5.31% Auto Loan Backed Notes, Class A-1
                     5.38% Auto Loan Backed Notes, Class A-2
                     5.64% Auto Loan Backed Notes, Class A-3
                     7.44% Auto Loan Backed Notes, Class A-4
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            (Title of each class of securities covered by this Form)
                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                   Rule 12g-4(a)(1)(i) _ Rule 12h-3(b)(1)(i) X
                  Rule 12g-4(a)(1)(ii) _ Rule 12h-3(b)(1)(ii) _
                   Rule 12g-4(a)(2)(i) _ Rule 12h-3(b)(2)(i) _
                  Rule 12g-4(a)(2)(ii) _ Rule 12h-3(b)(2)(ii) _
                                  Rule 15d-6 _

   Approximate number of holders of record as of the certification or notice date:______25________ Pursuant to the requirements of the Securities Exchange
   Act of 1934, Onyx Acceptance Financial Corporation and the Onyx Acceptance Grantor Trust 2001-A have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                    By: Don P. Duffy Date: January 25, 2002
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                                  Don P. Duffy
                            Executive Vice President